Prospectus Supplement Dated October 20, 1997 to Prospectus Dated
October 10, 1997

   Additional Selling Shareholder. The following Selling Shareholder is added to the list of Selling Shareholders in the Prospectus:


     Name of                                  Number of Shares
     Selling                                 Beneficially Owned
     Shareholder                              Record    Other

     Glorious Limited                         250,000   0